EXHIBIT 99.1

[LETTERHEAD OF JEFFERIES & COMPANY, INC.]

The Board of Directors
Bancorp Rhode Island, Inc.
One Turks Head Place
Providence, Rhode Island 02903

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated April 19, 2011, to the Board of Directors of Bancorp Rhode Island, Inc. (“BancorpRI”) as Annex C to, and to the reference thereto under the captions “SUMMARY — Opinion of BancorpRI’s Financial Advisor” and “PROPOSAL NO. 1 — THE MERGER — Opinion of BancorpRI’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed transaction involving BancorpRI and Brookline Bancorp, Inc. (“Brookline”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Brookline.  By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/S/ JEFFERIES & COMPANY, INC.
JEFFERIES & COMPANY, INC.

June 6, 2011